VALHI REPORTS SECOND QUARTER 2010 RESULTS

DALLAS, TEXAS . . August 5, 2010.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $4.5 million, or $.04 per diluted share, in the second quarter of 2010 as compared to a net loss of $19.0 million, or $.16 per diluted share, in the second quarter of 2009. For the first six months of 2010, Valhi reported net income attributable to Valhi stockholders of $18.1 million, or $.14 per diluted share, compared to a net loss attributable to Valhi stockholders of $39.0 million, or $.34 per diluted share, in the first six months of 2009. The Company reported net income attributable to Valhi stockholders in 2010 primarily due to an income tax benefit recognized during the first quarter discussed below.

The Chemicals Segment’s net sales of $380.1 million in the second quarter of 2010 were $98.0 million, or 35%, higher than the second quarter of 2009.   Net sales of $699.8 million for the first six months of 2010 were $169.7 million, or 32%, higher than the first six months of 2009.  Net sales increased in the second quarter and first six months of 2010 primarily due to higher sales volumes and higher average TiO2 selling prices.   TiO2 sales volumes for the second quarter of 2010 increased 30% to 148,000 metric tons, and increased 28% in the six-month period to 270,000 metric tons.   The Chemicals Segment’s sales volumes in the second quarter and first six months of 2010 are both new records for their respective periods.  The increase in sales volumes for the second quarter and first six months is a result of increased demand in all markets.  The Chemicals Segment’s average TiO2 selling prices increased 6% in the second quarter of 2010, and increased 3% in the first six months of the year.  The Chemicals Segment’s average TiO2 selling prices at the end of the second quarter of 2010 were 4% higher than at the end of the first quarter of the year, continuing the improvement in selling prices that began in the second half of 2009.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $6 million for the second quarter and increasing net sales approximately $4 million for the first six months of 2010. The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income for the second quarter of 2010 was $40.4 million compared with an operating loss of $20.0 million in the second quarter of 2009.  For the year-to-date period the Chemicals Segment’s operating income was $63.0 million compared with an operating loss of $45.5 million for the first six months of 2009.  Operating income in both 2010 periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased operating income by approximately $12 million and $20 million in the second quarter and the year-to-date period, respectively.  The Chemicals Segment’s TiO2 production volumes were 54% higher in the second quarter of 2010 as compared to the second quarter of 2009, and were 71% higher in the year-to-date period.  The Chemicals Segment’s operating rates were at approximately 58% of capacity for the first half of 2009 as compared to operating rates at near full capacity for the first half of 2010.  Temporary plant curtailments in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to cost of sales.

The Component Products Segment’s net sales increased by $5.2 million and $9.5 million in the second quarter and first six months of 2010 over the same periods of 2009 primarily due to increased order rates from its customers resulting from improving economic conditions in North America. The Component Products Segment’s operating income was $3.0 million in the second quarter of 2010 compared to an operating loss of $.9 million in the same period of 2009, and operating income of $4.7 million in the first six months of 2010 compared to an operating loss of $1.9 million in the same period of 2009.   The improvement in operating income was primarily due to improved coverage of overhead and fixed manufacturing costs from higher sales volumes and the related efficiency gains from the increase in utilization of capacity.  In the second quarter and first six months of 2010, our Component Products Segment recorded $.4 million and $1.9 million, respectively, of patent litigation expenses compared to $.9 million and $1.0 million in the same periods of 2009, respectively.

The Waste Management Segment’s sales increased in the second quarter and first six months of 2010 compared to the same period in 2009 primarily due to revenue associated with a new waste acceptance contract and the disposal of certain hazardous waste which had previously been stored at the Waste Management’s facility.   The Waste Management Segments’ operating loss increased in the second quarter of 2010 primarily due to increased operating costs, and increased in the year-to-date period primarily due to a first quarter contract termination expense of $1.1 million related to an agreement to terminate a disposal contract with a former customer.  The Waste Management Segment is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase its waste management sales and decrease its waste management operating loss.  In this regard, in January 2009, the Texas Commission on Environmental Quality issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal license was signed in September 2009.  Construction of the LLRW site is expected to commence by the end of 2010, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in late 2011.

Litigation settlement expense in the first six months of 2010 of $32.2 million ($.16 per diluted share net of taxes and noncontrolling interest) million relates to the settlement of certain legal proceedings of NL recognized in the first quarter of 2010. Litigation settlement gains in 2009 include (i) a first quarter gain of $11.9 million ($.07 per diluted share, net of income taxes) related to amounts we received in recovery of past environmental remediation and is related to legal costs we had previously incurred and (ii) a second quarter gain of $11.1 million ($6.0 million, or $.05 per share, net of income taxes and noncontrolling interest) related to the second closing associated with the settlement of condemnation proceedings on certain real property NL formerly owned that is subject to environmental remediation.  The $6.3 million gain ($.04 per diluted share, net of income taxes) in the first quarter of 2009 on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to Amalgamated Sugar Company LLC.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in the first six months of 2010 relates to the litigation settlement in the first quarter referred to above. These insurance recoveries (net of tax and noncontrolling interest) aggregated $.09 per diluted share in the first quarter of 2010.

General corporate expenses were lower in both periods of 2010 as compared to 2009 due to lower legal and environmental expenses at NL, lower defined benefit pension and other postretirement benefit expense and lower incentive compensation expense which included certain incentive compensation paid in connection with the sale of our research and development business in the first quarter of 2009.  Interest expense was higher in the second quarter and first six months of 2010 primarily due higher average debt balances and higher interest rates on our Chemicals Segment’s European credit facility.

Valhi’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in all periods of 2009 and 2010.  The Company’s income tax benefit in the first six months of 2010 includes a $35.2 million ($.21 per diluted share, net of noncontrolling interest) non-cash deferred income tax benefit for our Chemicals Segment related to european Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate net operating loss carryforwards in the first quarter of 2010.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”)operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in our raw material and other operating costs (such as energy costs);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the TCEQ of license conditions of WCS’s low-level radioactive waste disposal license);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and CompX’s patent litigation);
•	Uncertainties associated with the development of new product features;
•	Our ability to comply with covenants contained in our revolving bank credit facilities; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
	(unaudited)
Net sales
Chemicals	$282.1	$380.1	$530.1	$699.8
Component products	29.2	34.4	57.7	67.2
Waste management	.8	1.2	1.6	5.5

Total net sales	$312.1	$415.7	$589.4	$772.5

Operating income (loss)
Chemicals	$(20.0)	$40.4	$(45.5)	$63.0
Component products	(.9)	3.0	(1.9)	4.7
Waste management	(6.7)	(8.0)	(13.2)	(14.7)

Total operating income (loss)	(27.6)	35.4	(60.6)	53.0

Equity in loss of investee	-	(.2)	(.7)	(.1)

General corporate items, net:
Securities earnings	6.6	6.6	13.0	13.1
Insurance recoveries	2.0	.1	2.7	18.3
Litigation settlement gains	11.1	-	23.0	-
Litigation settlement expense	-	-	-	(32.2)
Gain on sale of business	(.1)	-	6.3	-
General expenses, net	(9.6)	(6.7)	(17.9)	(14.4)
Interest expense	(16.7)	(17.0)	(32.7)	(34.4)

Income (loss) before income taxes	(34.3)	18.2	(66.9)	3.3

Provision for income taxes (benefit)	(13.7)	11.8	(22.9)	(18.2)

Net income (loss)	(20.6)	6.4	(44.0)	21.5

Noncontrolling interest in net income (loss) of subsidiaries	(1.6)	1.9	(5.0)	3.4

Net income (loss) attributable to Valhi stockholders	$(19.0)	$4.5	$(39.0)	$18.1

Basic and diluted net income (loss) attributable to Valhi stockholders per share	$(.16)	$.04	$(.34)	$.14

Basic and diluted weighted average shares outstanding	114.3	114.3	114.3	114.3

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended June 30, 2010 vs. 2009	Six months ended June 30, 2010 vs. 2009
	(unaudited)
Percent change in sales:
TiO2 product pricing	6%	3%
TiO2 sales volume	30	28
TiO2 product mix	1	-
Changes in currency exchange rates	(2)	1

Total	35%	32%